UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):                                November 28, 2005

DENDRITE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	001-16379	22-2786386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1405 U.S. Highway 206, Bedminster, New Jersey	07921
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                        (908) 443-2000

              Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

The disclosure set forth below under “Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers” relating to the employment agreement with Jeffrey J. Bairstow is incorporated into this Item 1.01.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)     Jeffrey J. Bairstow has been appointed Executive Vice President and Chief Financial Officer of Dendrite International, Inc. (the “Company”), effective December 20, 2005. This appointment was announced by the Company on December 8, 2005.

Mr. Bairstow, age 47, has served in a number of senior financial and operational positions with public and private companies. Beginning his career with Ernst & Whinney, Mr. Bairstow has served in such senior management positions as Vice President of Finance and Corporate Controller, and then Chief Operating Officer, of Park Healthcare Company from 1986 to 1991; Chief Financial Officer, and then President, of Vendell Healthcare from 1991 to 1995; President of Managed Health Network, a subsidiary of Health Net, Inc, from 1995 to 1996; Chief Operating Officer of America Service Group from 1996 to 1997; senior management positions within Health Net, Inc. from 1997 to 2002, including Executive Vice President and Chief Financial Officer of Health Net-California and President of Health Net's Government and Specialty Services Division; Senior Vice President and Chief Financial Officer of Vitria Technology, Inc. from 2003 to 2004; and Chief Operating Officer of RelayHealth Corporation from 2004 until joining the Company. Mr. Bairstow graduated from Vanderbilt University in 1980 with a Bachelor of Arts degree and earned his Master’s of Business Administration in 1982 from Vanderbilt’s Owen School of Business.

In connection with this appointment, the Company and Mr. Bairstow have entered into an employment agreement, effective November 28, 2005 (the “Agreement”). Under the Agreement, the Company will provide the following compensation to Mr. Bairstow: (1) base salary of four hundred seventy-five thousand dollars ($475,000) per annum; (2) annual discretionary bonus potential with an initial target of two hundred forty thousand dollars ($240,000), which is guaranteed for 2006; and (3) options to purchase two hundred seventy-five thousand (275,000) shares of the Company’s common stock pursuant to the terms and conditions of the Company’s New Hire Authorization, to be granted effective on the first date of his employment at a grant price equal to the fair market value of the Company’s common stock on the date of grant, which shall vest on December 31, 2005 and be subject to a three-year restriction on selling the underlying shares such that no more than one-third of such shares may be sold in each of the three twelve month periods ending on the first, second and third year anniversaries of the option grant date.

In the event Mr. Bairstow (i) is terminated by the Company other than for Cause (as defined in the Agreement), death or Disability (as defined in the Agreement), or (ii) terminates his employment for Good Reason (as defined in the Agreement) within one year following a Change in Control (as defined in the Agreement), he will receive severance pay, conditioned upon his signing a general release in favor of the Company, equal to his monthly base salary for the twelve month period following his termination, provided that with respect to severance under clause (i) above, the amount of severance shall be reduced by any amounts Mr. Bairstow earns as compensation in other employment, consulting or independent contractor relationship during the severance period. Mr. Bairstow would also be entitled health and dental benefits coverage during the severance period which shall be provided at the same cost to Mr. Bairstow that he paid as an active employee and subject to termination in the event he becomes re-employed.

Mr. Bairstow will be reimbursed for reasonable business expenses in accordance with Company policy then in effect and his reasonable commuting expenses from his current residence and temporary housing for up to the first twenty (20) months of employment as well as for any tax on such reimbursement. He will also receive reimbursement of his relocation expenses in accordance with the Company’s relocation policy, provided he relocates within two years from his employment commencement date, and provided further that the amounts paid by the Company on account of his reasonable commuting expenses shall be applied to reduce the amount he would be entitled to under the relocation policy.

Mr. Bairstow will also receive other benefits to the same extent and same cost as may be provided to other Company executives in accordance with Company policies then in effect and subject to the terms and conditions of such benefit plans.

Mr. Bairstow will also be entitled to indemnification similar to those extended by the Company to its directors and officers in accordance with its directors and officers insurance policy, Certificate of Incorporation, By-laws and director and officers indemnification agreement.

Mr. Bairstow is subject to restrictive covenants regarding confidentiality, non-competition, non-solicitation and non-disparagement.

The foregoing summary is qualified in all respects by the terms and conditions of Mr. Bairstow’s letter agreement, which is filed herewith as Exhibit 10.1.

Item 9.01     Financial Statements and Exhibits

(c) Exhibits

10.1     Letter Agreement, effective November 28, 2005, between Dendrite International, Inc. and Jeffrey J. Bairstow.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDRITE INTERNATIONAL, INC.

Dated: December 8, 2005	By: /s/ CHRISTINE A. PELLIZZARI
	Name:	Christine A. Pellizzari
	Title:	Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX
Exhibit No.	Title
10.1	Letter Agreement, effective November 28, 2005, between Dendrite International, Inc. and Jeffrey J. Bairstow